Exhibit 99.1
UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS
     On March 16, 2006, Easton-Bell Sports, Inc. (the “Company”) then known as Riddell Bell Holdings, Inc. (“Riddell Bell”) completed its acquisition of Easton Sports, Inc. (“Easton Sports”). The unaudited pro forma combined balance sheet as of December 31, 2005 gives effect to the acquisition of Easton Sports as if it had occurred on December 31, 2005. The unaudited pro forma combined statements of operations for the twelve months ended December 31, 2005 give effect to the acquisition of Easton Sports as if it had occurred on January 1, 2005. The Easton Sports financial statements included in the pro forma analysis are as of and for the fiscal year ended November 30, 2005.
     The acquisition of Easton Sports will be accounted for under the purchase method. As such, the cost to acquire Easton Sports will be allocated to the respective assets and liabilities acquired based on their estimated fair values at the closing of the acquisition of Easton Sports. Because these unaudited pro forma combined condensed financial statements have been prepared based on preliminary estimates of fair values attributable to the acquisition of Easton Sports, the actual amounts recorded for the acquisition of Easton Sports may differ materially from the information presented in these unaudited pro forma combined condensed financial statements. The total purchase price has been allocated on a preliminary basis to assets acquired and liabilities assumed based on management’s best estimates of fair value, with the excess cost over the net tangible and identifiable intangible assets acquired being allocated to goodwill. The Company retained the services of a third party valuation firm to assist in the preliminary valuation of the intangible assets. These allocations are subject to change pending a final analysis of the fair value of the assets acquired and liabilities assumed as well as the impact of integration activities, which could result in material changes from the information presented.
     The pro forma information presented is for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have been achieved if the acquisition of Easton Sports had occurred on January 1, 2005, nor is it indicative of future operating results or financial position. The unaudited pro forma combined condensed financial statements do not reflect any operating efficiencies and cost savings that the Company may achieve with respect to the combined companies. The pro forma information should be read in conjunction with the accompanying notes thereto, and in conjunction with the historical consolidated financial statements and accompanying notes of the Company included in the annual report on Form 10-K, quarterly reports on Form 10-Q and the historical consolidated financial statements of Easton Sports previously filed by the Company on Form 8-K. The pro forma adjustments are based upon available information and certain assumptions that the Company believes are reasonable.

UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET
AS OF DECEMBER 31, 2005
(dollars in thousands)

	Historical	Historical	Pro Forma		Pro Forma
	Riddell Bell	Easton Sports	Adjustments		Combined
Assets
Current assets:
Cash and cash equivalents	$3,632	$11,515	$(155,766)	[a]	$41,881
			190,000	[b]
			(7,500)	[c]
Accounts receivable, net	87,459	78,792	—		166,251
Inventories, net	54,950	52,042	15,553	[d]	122,545
Other current assets	18,775	2,110	(1,050)	[h]	19,385

Total current assets	164,816	144,459	41,237		350,512

Property, plant and equipment, net	18,945	10,402	5,318	[e]	34,665
Intangible assets, net	176,544	—	170,800	[f]	347,344
Goodwill	100,003	—	103,611	[f]	203,614
Other assets	20,395	4,891	11,902	[g]	32,948
	—	—	(4,240)	[h]	—

Total assets	$480,703	$159,752	$328,628		$969,083

Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of long-term debt and capital lease obligations	$1,164	$—	$2,250	[i]	$3,414
Revolving credit facility	—	—	24,702	[i]	24,702
Accounts payable and accrued expenses	61,918	48,572	(1,961)	[i]	108,529

Total current liabilities	63,082	48,572	24,991		136,645

Long-term debt, less current portion	247,525	8,000	224,125	[i]	471,650
			(8,000)	[f]
Capital lease obligations, less current portion	208	—	—		208
Deferred taxes	23,151	—	—		23,151
Other noncurrent liabilities	12,803	19,675	(19,675)	[f]	12,803

Total liabilities	346,769	76,247	221,441		644,457

Stockholders’ equity	133,934	83,505	107,187	[j]	324,626

Total liabilities and stockholders’ equity	$480,703	$159,752	$328,628		$969,083

UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
FOR FISCAL YEAR ENDED DECEMBER 31, 2005
(dollars in thousands)

	Historical	Historical	Pro Forma		Pro Forma
	Riddell Bell	Easton Sports	Adjustments		Combined
Net sales	$379,855	$238,255	$1,227	[k]	$619,337
Cost of sales	246,905	149,385	13,842	[l]	410,132

Gross profit	132,950	88,870	(12,615)		209,205

Selling, general and administrative expenses	90,432	57,062	(1,575)	[m]	145,755
(exclusive of management fees, restructuring			886	[n]
and other infrequent expenses and amortization			(1,050)	[o]
of intangibles)
Management fees	3,000	1,603	(4,603)	[p]	—
Restructuring and other infrequent expenses	1,713	945	—		2,658
Amortization of intangibles	8,515	—	5,133	[q]	13,648

Income (loss) from operations	29,290	29,260	(11,406)		47,144
Interest expense, net	21,887	1,267	25,666	[r]	48,820
Other, net	—	(724)	1,227	[k]	503

Income (loss) before income taxes	7,403	28,717	(38,299)		(2,179)
Income tax expense (benefit)	4,321	2,885	(8,078)	[s]	(872)

Net income (loss)	$3,082	$25,832	$(30,221)		$(1,307)

NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS
Easton Sports Acquisition
     On March 16, 2006, the Company acquired 100% of the outstanding capital stock of Easton Sports. The purchase price for Easton Sports, including the refinancing of Easton Sports’ existing indebtedness and transaction costs, was approximately $389,657 in cash, subject to an upward or downward adjustment based on the level of Easton Sports’ net working capital as of the closing date of the acquisition. The purchase price for the acquisition of Easton Sports was funded in part by an equity investment in Easton Bell Sports, LLC, the ultimate parent of the Company (“Parent”), proceeds from a new senior secured credit facility entered into in connection with the acquisition of Easton Sports and existing cash.
     The total purchase price was comprised as follows (in thousands):

Purchase price	$385,000
Estimated transaction costs	4,657

Total purchase price	$389,657

     The preliminary allocation of the total purchase price of Easton Sports’ net tangible and identifiable intangible assets was based on the estimated fair values as of March 16, 2006. Adjustments to these estimates will be included in the allocation of the purchase price of Easton Sports if the adjustments are determined within the purchase price allocation period of up to twelve months subsequent to the acquisition date. The excess of the purchase price over the net intangible and identifiable intangible assets was allocated to goodwill. The total purchase price of $389,657 has been allocated as follows (in thousands):

Purchase price to be allocated:
Accounts receivable	$78,792
Inventory	67,595
Other current assets	1,060
Property, plant and equipment	15,720
Other noncurrent assets	651
Accounts payable and accrued liabilities	(48,572)
Patents	22,000
Licensing agreements	4,300
Trademarks/Tradenames (indefinite-lived)	128,300
Non-compete agreement	1,600
Customer relationships	14,600
Goodwill	103,611

Total purchase price	$389,657

Notes to Pro Forma Combined Balance Sheet (In Thousands)
(a)	Reflects the cash proceeds of $359,702 from the new senior secured credit facility the Company entered into in connection with the acquisition of Easton Sports. The Company used the proceeds from the new senior secured credit facility to pay the purchase price of the acquisition of Easton Sports of $389,657, pay down existing debt of $110,586, and pay related transaction costs of $15,225 associated with the acquisition of Easton Sports. The new senior secured credit facility consists of a $335,000 term loan facility, a $70,000 U.S. revolving credit facility, and a Cdn $12,000 Canadian revolving credit facility. The qualifying deferred financing costs have been capitalized and amortized over the respective term of the new senior secured credit facility.

(b)	Represents $190,000 of proceeds received by Parent pursuant to an equity investment made by an investor group led by Fenway Partners Capital Fund II, L.P., Teachers Private Capital and Jas. D. Easton, Inc.

(c)	Represents the payment of $7,500 to Fenway Partners, Inc. prior to the consummation of the acquisition of Easton Sports to satisfy the Company’s obligation to pay any future annual management fees under its management agreements.

(d)	As part of the purchase accounting, the allocation of the purchase price for the acquisition of Easton Sports in March 2006 resulted in increases to inventory to properly state the acquired inventory at fair value in accordance with generally accepted accounting principles. The increase is charged to cost of sales as the acquired inventory is sold. With respect to the acquisition of Easton Sports, the Company expects this charge to be approximately $15,553 based on the November 30, 2005 inventory balance. The charge is expected to be incurred in the three to four month period following the acquisition of Easton Sports.

(e)	Reflects an increase in property, plant and equipment of $5,318 as a result of the preliminary purchase price allocations. The average life of the property, plant and equipment is 6 years.

(f)	To record the preliminary purchase price allocation to goodwill of $103,611 and intangible assets of $170,800 as though the acquisition of Easton Sports had occurred on the balance sheet date of December 31, 2005. The preliminary purchase price allocation includes adjustments for the Company’s other noncurrent liabilities of $19,675 and the payment of long-term debt of $8,000.

(g)	The Company incurred deferred financing fees of $15,225 in connection with the refinancing of its debt facilities. The Company capitalized $11,902 of deferred debt costs and expensed $3,323 in deferred debt costs related to its senior secured facilities in accordance with EITF 96-19, Debtor’s Accounting for a Modification or Exchange of Debt Instruments.

(h)	Reflects the write-off of two executive’s loans totaling $1,050 and the elimination of deferred compensation plan assets of $4,240.

(i)	Reflects the cash payment of $110,586 to pay off the existing senior credit facility’s principle of $108,625 and interest of $1,961. The increase of $359,702 related to the cash proceeds from the Company’s new senior secured credit facility.

(j)	Reflects the following adjustments:

Issuance of new equity securities	$190,000
Elimination of Easton Sports’ existing equity (net of cash)	(71,990)
Financing fees charged to expense	(3,323)
Management fee to Fenway Partners	(7,500)

$107,187

Notes to Pro Forma Combined Statement of Operations (in thousands)

(k)	Reclassed $1,227 of licensing revenue to conform to the new entity’s accounting treatment of licensing revenue.
(l)	As part of the purchase accounting, the allocation of the purchase price for the acquisition of Easton Sports resulted in increases to inventory to properly state the acquired inventory at fair value in accordance with generally accepted accounting principles. The increase is charged to cost of sales as the acquired inventory is sold. With respect to the acquisition of Easton Sports, the Company expects this charge to be approximately $13,842 based on the inventory balance as of the date of acquisition. The charge is expected to be incurred in the three to four month period following the acquisition of Easton Sports.

(m)	The Company recorded $4,617 and Easton Sports recorded $2,525 of compensation expense in 2005 under their previous long-term incentive plans. Both plans were replaced by the 2006 Equity Incentive Plan. Estimated APB 25 compensation expense of approximately $5,567 would have been recognized under the 2006 Equity Incentive Plan had it been in place as of January 1, 2005.

(n)	Reflects incremental depreciation expense on property, plant and equipment of $886 as a result of the preliminary purchase price allocations. The average life of the property, plant and equipment is 6 years.

(o)	Reflects the write-off of two executive’s loans totaling $1,050.

(p)	Represents the elimination of the Company’s management fees of $3,000 and Easton Sports’ management fees of $1,603.

(q)	Reflects amortization of intangible assets of $5,133. Total intangible assets subject to amortization were $42,500. The intangible assets were amortized over a range from 4 years for the non-compete agreements to 20 years for customer relationships.

(r)	The pro forma adjustment to interest expense of $25,666 represents the assumed increase in interest expense associated with the Company’s new senior secured credit facility, the net proceeds of which were used to finance the acquisition of Easton Sports, pay transaction costs and refinance existing debt. The increase in interest expense as a result of the Company’s term loan facility, revolving credit facility and related debt financing charges resulting from the acquisition of Easton Sports was approximately $21,364, $2,002, and $2,300, respectively.

(s)	Reflects the Company’s effective tax rate for the year ended December 31, 2005. The effective tax rate of 40%, as adjusted, was calculated as a combination of Riddell Bell’s and Easton Sports’ income (loss) before taxes for the year ended December 31, 2005.